Exhibit 99.1

GAP INC. REPORTS DECEMBER SALES

SAN FRANCISCO – January 3, 2013 – Gap Inc. (NYSE: GPS) today reported that December 2012 net sales increased 5 percent compared with last year.

Net sales for the five-week period ended December 29, 2012 were $2.08 billion compared with net sales of $1.98 billion for the five-week period ended December 31, 2011. The company’s comparable sales for December 2012 were up 5 percent compared with a 4 percent decrease for December 2011.

“Customers responded favorably to our product offerings and promotions during the holiday season overall,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “We’re pleased to continue delivering positive comps across all our brands in North America.”

Comparable sales for December 2012 were as follows:

•	Gap North America: positive 2 percent versus negative 4 percent last year

•	Banana Republic North America: positive 1 percent versus negative 2 percent last year

•	Old Navy North America: positive 13 percent versus negative 4 percent last year

•	International: negative 6 percent versus negative 6 percent last year

Year-to-date net sales were $14.52 billion for the 48 weeks ended December 29, 2012, an increase of 6 percent compared with net sales of $13.72 billion for the 48 weeks ended December 31, 2011. The company’s year-to-date comparable sales increased 4 percent compared with a 4 percent decrease last year.

January Sales

The company will report January sales on February 7, 2013.
About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in about 90 countries worldwide through about 3,000 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Katrina O'Connell
(415) 427-2832
Investor_relations@gap.com

Media Relations Contact:
Emily Russel
(415) 427-6230
press@gap.com